Exhibit 10.18

XILINX, INC.

SECOND AMENDMENT OF EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT OF EMPLOYMENT AGREEMENT is entered into as of June 13, 2012, by and between Xilinx, Inc., a Delaware corporation (the “Company”) and Jon Olson (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive previously entered into an employment agreement dated June 2, 2005 (the “Original Agreement”), and an amendment to the Original Agreement dated February 14, 2008 (the “First Amendment” and together with the Original Agreement, the “Agreement”), which set forth various terms of the Executive’s employment;

WHEREAS, among other terms, the Agreement provides for certain benefits in the event the Executive’s employment is terminated following a Change of Control of the Company, as defined in the Agreement;

WHEREAS, the Company and the Executive now wish to amend the Agreement in order to clarify the treatment of certain equity awards in the event the Executive’s employment is terminated following a Change of Control of the Company;

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree to amend the Agreement as set forth below:

AGREEMENT

1.	Change of Control Benefits: The sixth paragraph of the Original Agreement, as modified by the First Amendment, is superseded and replaced in its entirety to read as follows:

“In the event a Change of Control (as such term is defined in the 2007 Equity Incentive Plan (the “Plan”)) of Xilinx, Inc. (the “Company”) is consummated and you are involuntarily terminated without Cause (as such term is defined in the Plan) within one year following such consummation of the Change of Control, you will be paid within sixty (60) days following the date of your termination, in a lump sum, a cash severance payment, less applicable tax and other withholdings, equal to (a) your then effective monthly base salary multiplied by twelve (12) and (b) your then effective target bonus percentage multiplied by your then current annual base salary. In addition, you will be credited with twelve (12) months accelerated vesting of all equity grants you received from the Company prior to such termination of employment, provided that with respect to (i) any outstanding awards of performance-based restricted stock units for which the number of earned restricted stock units has not been determined as of the date of termination, the number of performance-based restricted stock units that will be deemed earned for purposes of vesting shall be the target number of restricted stock units set forth in the applicable award agreement and with respect to any earned restricted stock units that are subject to “cliff” vesting on one or more anniversaries of the date of grant, solely for purposes of determining the number of earned restricted stock units that shall vest upon termination, the performance-based restricted stock units shall be treated as instead being subject to monthly vesting in equal installments from the applicable date of grant and you shall become vested in that number of earned restricted stock units that would have vested during the period commencing from the date of grant and continuing up to your termination date and during an additional twelve (12) month period following your termination date (ii) any outstanding awards of restricted stock units that are not subject to performance metrics and that are subject to “cliff” vesting on one or more anniversaries of the date of grant, solely for purposes of determining the number of such restricted stock units that shall vest upon termination, such restricted stock units shall be treated as instead being subject to monthly vesting in equal installments from the applicable date of grant and you shall become vested in that number of restricted stock units that would have vested during the period commencing from the date of grant and continuing up to your termination date and during an additional twelve (12) month period following your termination date. Further, if you timely elect coverage as provided under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will make the COBRA premium payments for you, and your dependants, if applicable, for twelve (12) months following termination. All other benefits including Company paid life insurance will cease as of the date of your termination.”

2.	Continuation of Other Terms: Except as set forth herein, all other terms and conditions of the Agreement, including the new seventh, eighth and ninth paragraphs added pursuant to the terms of the First Amendment, shall remain in full force and effect.

3.	Applicable Law: This amendment shall be governed by the laws of the State of California as such laws are applied to arrangement between California residents entered into and to be performed within the State of California.

XILINX, INC.	EXECUTIVE

/s/ Moshe Gavrielov	/s/ Jon Olson
Moshe Gavrielov	Jon Olson
President &	Senior Vice President &
Chief Executive Officer	Chief Financial Officer

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